Exhibit 99.1

World Kinect Corporation Reduces Borrowing Costs with Closing of $350 Million 3.250% Convertible Senior Notes due 2028

MIAMI--(BUSINESS WIRE)--June 27, 2023--World Kinect Corporation (NYSE:WKC) (“World Kinect” or the “Company”) announced that on June 26, 2023 it closed its previously announced private offering of $350 million aggregate principal amount of 3.250% Convertible Senior Notes due 2028 (the “Notes”). In response to strong investor demand, World Kinect upsized the initial offering of $250 million aggregate principal amount of the Notes to $300 million and the initial purchasers fully exercised their option to purchase an additional $50 million aggregate principal amount of the Notes.

“This transaction diversifies the Company’s capital structure while allowing us to reduce interest expense,” said Ira M. Birns, executive vice president and chief financial officer. “We structured the offering to protect equity investors with the principal amount of the Notes to be paid in cash upon maturity. In addition, dilution upon a conversion of the Notes will be mitigated as a result of the related bond hedge transactions, which increased the effective conversion price of the Notes to approximately $40.14. The conversion price represents a premium of 80% over the closing price of the common stock of $22.30 per share on June 21, 2023, the day that we priced the offering. We will also have the option to further minimize dilution in the future by electing to deliver the value of any conversion obligation owed in excess of the principal amount of the Notes in cash, or a combination of cash and shares.”

A portion of the proceeds from the transaction were used to pay costs associated with the related bond hedge transactions and fees, expenses associated with the offering of the Notes and the repurchase of 2.24 million shares of the Company’s common stock. The Company intends to use the remaining net proceeds primarily for general corporate purposes, including the repayment of amounts outstanding under its revolving credit facility.

The table below illustrates the potential net dilution expectations from the overall transaction (shares in thousands):

Potential Quarterly Average Price(1)	Net Shares Issued Under Notes	Net Shares Issued Under Warrants	Total Dilutive Potential Shares for GAAP EPS(2)	Shares Received Under Bond Hedges(3)	Total Expected Dilution at Maturity of Notes(4)	Expected (%) Dilution at Maturity of Notes(5)
$24.00	0.00	0.00	0.00	0.00	0.00	0.00%
$26.00	0.00	0.00	0.00	0.00	0.00	0.00%
$28.00	0.00	0.00	0.00	0.00	0.00	0.00%
$28.43	0.00	0.00	0.00	0.00	0.00	0.00%
$30.00	643.18	0.00	643.18	-643.18	0.00	0.00%
$32.00	1372.35	0.00	1372.35	-1372.35	0.00	0.00%
$34.00	2015.73	0.00	2015.73	-2015.73	0.00	0.00%
$36.00	2587.63	0.00	2587.63	-2587.63	0.00	0.00%
$38.00	3099.32	0.00	3099.32	-3099.32	0.00	0.00%
$40.00	3559.85	0.00	3559.85	-3559.85	0.00	0.00%
$40.14	3590.37	0.00	3590.37	-3590.37	0.00	0.00%
$42.00	3976.52	545.15	4521.67	-3976.52	545.15	0.88%
$44.00	4355.30	1079.91	5435.21	-4355.30	1079.91	1.74%
$46.00	4701.15	1568.17	6269.32	-4701.15	1568.17	2.52%
$48.00	5018.18	2015.74	7033.92	-5018.18	2015.74	3.24%
(1)	Although dilution continues beyond $48.00 per share, we have not presented further data.
(2)	Represents incremental shares to be included in determination of diluted EPS, pursuant to GAAP.
(3)	The bond hedge only offsets the actual dilution from the Notes upon conversion or settlement.
(4)	Number of shares that represent the actual dilution from the Notes at conversion or settlement, taking into account the bond hedge and warrant transactions.
(5)	Represents expected dilution from the Notes at conversion or settlement as a percentage, based upon 62,129,131 shares of common stock outstanding as of April 17, 2023.

The table above is for illustrative purposes and does not represent the Company’s forecast of future stock performance.

About World Kinect Corporation

Headquartered in Miami, Florida, World Kinect Corporation is a leading global energy management company, offering a broad suite of energy advisory, management and fulfillment services, digital and other technology solutions, as well as sustainability products and services across the energy product spectrum. In addition to our core energy offerings to customers in the transportation sector, we have expanded our product and service offerings to include energy advisory services, sustainability and renewable energy solutions, as well as supply fulfillment for natural gas and power. We continue to focus on advancing the energy transition to lower carbon alternatives through expanding our portfolio of energy solutions and providing customers with greater access to sustainably sourced energy.

For more information, visit corp.worldkinect.com

Information Relating to Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated use of proceeds and the anticipated impact of the notes and the convertible note hedge and warrant transactions on any future interest expense and dilution upon a conversion of the notes. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from any forward-looking statements due to risks and uncertainties, including, but not limited to: risks associated with the hedge counterparties and their ability to fulfill their contractual obligations under the convertible note hedge transactions. New risks emerge from time to time, and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changes in expectations, future events, or otherwise, except as required by law.

Contacts

Ira M. Birns
Executive Vice President & Chief Financial Officer

Elsa Ballard
Vice President of Investor Relations

investor@worldkinect.com